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                                                                    Exhibit 99.2

                     [LETTERHEAD OF SUNGARD APPEARS HERE]

News...

For Immediate Release:
                        September 28, 1995

Contact:
          Michael J. Ruane      Nancy R. Kyle         Internet
          (610) 341-8709        (610) 341-8171        www.sungard.com

                           SUNGARD DATA SYSTEMS INC.
                      TO ACQUIRE RENAISSANCE SOFTWARE INC.

Wayne, PA -- SunGard Data Systems Inc. announced today that it has entered into a definitive agreement to acquire Renaissance Software Inc. for approximately 1,500,000 shares of SunGard common stock, subject to adjustment. The acquisition, which will be accounted for as a pooling-of-interests, is expected to close in the fourth quarter of 1995. The transaction is not expected to have a material impact on SunGard's financial results in 1995.

Renaissance, based in Los Altos, California, is a world leader in the growing software applications market supporting large banks and other market makers that trade over-the-counter interest rate derivatives. Renaissance, founded in 1989, pioneered the use of object-oriented programming techniques in providing UNIX-based systems focused on risk management and integrated front- to back-office processing. With the acquisition of Renaissance, SunGard is reorganizing its trading and risk management businesses under the SunGard Trading Systems Group, formerly known as the SunGard Capital Markets Group. In addition to Renaissance, other subsidiaries to be included in this group are SunGard Capital Markets Inc., SunGard Futures Systems Inc., Front Capital Systems AB and Prosoftia AB. Evrard Van Hertsen will continue as chief executive officer of Renaissance, reporting to Cristobal I. Conde, chief executive officer of the group.

James L. Mann, chairman and chief executive officer of SunGard Data Systems Inc. commented, "Renaissance is one of the world's premier providers of risk management and derivatives trading software systems. The acquisition of the company is consistent with SunGard's strategy of growth through the acquisition of successful, complementary businesses. Renaissance will extend SunGard's global preeminence in supplying and supporting the widest range of advanced systems for trading, managing and controlling derivative instruments."

Mr. Van Hertsen stated, "Joining SunGard is a very positive step for Renaissance and its clients and employees. SunGard understands Renaissance's business and has, through internal development and acquisition, demonstrated an ability to sustain successful long-term product development and marketing programs."

SunGard's business is computer service and application software. The Company is the only large specialized provider of proprietary investment support systems and is the pioneer and a leading provider of comprehensive computer disaster recovery services. Its common stock is reported on The Nasdaq Stock Market and the London Stock Exchange under the symbol SNDT.

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                                   This statement is available in the United
                                   Kingdom from SunGard Capital Markets Inc., 10 Devonshire Square, London, EC2M 4YP
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